Exhibit 99.2
Cellular Biomedicine Group Announces Appointment of New Chief Financial Officer and Board Secretary and New Audit Committee Chair

PALO ALTO, Calif., Jan. 3, 2014 (GLOBE NEWSWIRE) -- Cellular Biomedicine Group Inc. (OTCQB:CBMG), a biomedicine firm engaged in the development of new treatments for degenerative and cancerous diseases, today announced the appointment of Bizuo (Tony) Liu as Chief Financial Officer and Board Secretary and the election of Nadir Patel as Independent Director, Chairman of the Audit Committee of the board of directors of CBMG.

Most recently Mr. Liu served as Corporate Vice President at Alibaba Group, responsible for Alibaba's overseas investments. After joining Alibaba in 2009, Mr. Liu held various positions, including Corporate Vice President at B2B corporate investment, corporate finance, and General Manager for the B2C global ecommerce platform. He was also Chief Financial Officer for HiChina, a subsidiary of Alibaba, a leading internet infrastructure service provider. Prior to joining Alibaba, Mr. Liu spent 19 years at Microsoft Corporation where he served in a variety of finance leadership roles. He was the General Manager of Corporate Strategy looking after Microsoft's China investment strategy and corporate strategic planning process. Mr. Liu was a key leader in the Microsoft corporate finance department during the 1990s as the Corporate Accounting Director. He was recognized within Microsoft for driving an efficient worldwide finance consolidation, reporting, internal management accounting policy process, and showcased Microsoft's best practices to many Fortune 500 companies in the U.S. Mr. Liu obtained his Washington State CPA certificate in 1992. Prior to becoming CBMG's Chief Financial Officer, Mr. Liu had been serving as an Independent Director and Chairman of the Audit Committee for CBMG since March 2013.

CBMG's current Chief Financial Officer and Board Secretary, Andrew Chan, will move to the exciting new role of Senior Vice President of Corporate Business Development to focus on partnership opportunities, market development, and licensing.

"We are very pleased to have Tony join the CBMG management team," said Dr. William Cao, Chief Executive Officer of CBMG. "His reputation and extensive experience in finance leadership roles for multi-national public corporations will be a great asset for our company in navigating our rapidly expanding operations and commercializing safe and effective cellular medicine therapies. With this new alignment of the management team, CBMG is entering a phase of fast growth."
Regarding the selection of Nadir Patel as Audit Committee Chairman, CBMG's Chairman, Dr. Wentao (Steve) Liu, commented, "Mr. Patel has an outstanding career in financial management in the public sector and brings a wealth of global experience working closely with the private sector. I am pleased that someone of his experience will be continuing the important work of our Audit Committee at this exciting time in our development."

Mr. Patel is currently Assistant Deputy Minister, Corporate Planning, Finance and Information Technology, and Chief Financial Officer for Canada's Department of Foreign Affairs, Trade and Development, which includes the responsibilities of strategic planning, finance, information management and technology, risk management and performance. Previously Mr. Patel served as Canada's Consul General in Shanghai, promoting trade and investment between Canada and China. Mr. Patel also serves on the Board of Governors of the International Development Research Centre (and on its Audit and Finance Committee), as well as the Ottawa Advisory Board of Wilfrid Laurier University's School of Business and Economics. He has a Master of Business Administration (MBA) from New York University's Stern School of Business, the London School of Economics and Political Science, and the HEC Paris School of Management.

About Cellular Biomedicine Group, Inc.

Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative diseases and cancers. Our developmental stem cell, progenitor cell, and immune cell projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility, consisting of eight independent cell production lines, is designed, certified and managed according to U.S. standards. To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566 5064

Vivian Chen
Managing Director Investor Relations, Grayling
+1 646 284 9427